Exhibit 99.1

STONEMOR PARTNERS L.P.

ANNOUNCES SUCCESSFUL RESULTS OF THE TENDER OFFER FOR

ITS OUTSTANDING 10.25% SENIOR NOTES DUE 2017

LEVITTOWN, PA, May 24, 2013 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor”) announced today that its wholly owned subsidiaries, StoneMor Operating LLC, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Osiris Holding of Maryland Subsidiary, Inc. (together, the “Issuers”), had received, as of 5:00 p.m., New York City time today (the “Consent Expiration”), tenders and consents from the holders of approximately $132.2 million in aggregate principal amount, or approximately 88.1%, of their outstanding 10.25% senior notes due 2017 (the “2017 Senior Notes”) in connection with the previously announced tender offer (the “Offer”) for any and all of the 2017 Senior Notes and the related solicitation of consents (“Consent Solicitation”) to proposed amendments that would shorten to three business days the minimum notice period for optional redemptions and would eliminate substantially all of the restrictive covenants and certain events of default provisions contained in the indenture governing the 2017 Senior Notes (the “Indenture”). The Issuers have entered into a supplemental indenture to the Indenture that makes the proposed amendments effective, and the amendments will become operative when the Issuers have purchased a majority in principal amount of the outstanding 2017 Senior Notes.

Subject to the closing of StoneMor’s pending private offering of senior notes on May 28, 2013 and the satisfaction or waiver of the other conditions to the Offer, Holders who validly tendered their 2017 Senior Notes and provided their consents to the amendments to the Indenture before the Consent Expiration will be eligible to receive the Total Consideration plus accrued and unpaid interest to the payment date, which is expected to be May 28, 2013. The Total Consideration for each $1,000 principal amount of 2017 Senior Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,100.11, which includes a consent payment of $30.00 per $1,000 principal amount of 2017 Senior Notes.

Notes tendered prior to the Consent Expiration may no longer be withdrawn.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on June 10, 2013, unless extended (“Expiration Time”). Holders who validly tender their 2017 Senior Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive only the Tender Offer Consideration, which is $1,070.11 for each $1,000 principal amount of 2017 Senior Notes, plus accrued and unpaid interest to the purchase date, which is expected to be June 11, 2013.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated May 13, 2013, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing stonemor@dfking.com.

The Issuers have also retained BofA Merrill Lynch as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to BofA Merrill Lynch at (980) 387-3907 (collect) and (888) 292-0070 (US toll-free).

None of the Issuers, their respective boards of directors (or any committee thereof), the dealer manager, the tender agent, the information agent, the trustee for the 2017 Senior Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2017 Senior Notes in the Offer or as to whether they should furnish or withhold the requested consent in the Consent Solicitation.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 13, 2013. The Offer is not being made to holders of 2017 Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the offering and the use of proceeds. These statements reflect StoneMor’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. StoneMor undertakes no obligation to update any forward-looking statements contained herein.

SOURCE: StoneMor Partners L.P.